UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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FERRO CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
QUINPARIO PARTNERS LLC
JEFFRY N. QUINN
NADIM Z. QURESHI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Shareholder Committee for the Future of Ferro (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of shareholders (the “Annual Meeting”) of Ferro Corporation.  The Committee has filed a preliminary proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 7, 2013, the Committee issued the following press release:

NEWS RELEASE

The Shareholder Committee for the Future of Ferro Comments on Ferro's Rejection of A. Schulman's Offer to Acquire Ferro for $6.50 Per Share

EXPRESSES DISAPPOINTMENT WITH FERRO'S 2012 FOURTH QUARTER AND FULL-YEAR RESULTS

STAMFORD, Conn., March 7, 2013 -- The Shareholder Committee for the Future of Ferro, headed by FrontFour Capital Group LLC and Quinpario Partners LLC, today issued an open letter to the shareholders of Ferro Corporation (FOE) commenting on Ferro's rejection of A. Schulman's offer to acquire Ferro for $6.50 per share and expressing its disappointment with Ferro's financial results for the fourth quarter and full-year ended December 31, 2012.

The full text of the letter follows.

The Shareholder Committee for the Future of Ferro
Two Stamford Landing
68 Southfield Avenue, Suite 290
Stamford, CT 06902

March 7, 2013

Dear Fellow Shareholders of Ferro Corporation:

As we previously disclosed to shareholders of Ferro Corporation ("Ferro" or the "Company"), The Shareholder Committee for the Future of Ferro (the "Committee"), headed by Quinpario Partners LLC and FrontFour Capital Group LLC, has nominated a slate of three highly-qualified candidates for election to the board of directors of Ferro at its 2013 Annual Meeting of Shareholders.  The Committee is seeking Board representation to address significant issues facing the Company, including its inflated cost structure, difficulties with its portfolio of businesses and history investing in underperforming businesses, all of which have led to poor financial and share price performance.  Recent events, including Ferro's abrupt rejection of A. Schulman's offer to acquire the Company for $6.50 per share and the Company's 2012 fourth quarter and full-year financial results have not only reaffirmed our view that the current Board is not equipped to address the serious operational and financial concerns we have raised but also call into question whether the Board is now seeking to entrench itself at the expense of shareholders.

Ferro's summary rejection of A. Schulman's offer to acquire the Company suggests that the Board may be seeking to entrench itself

On March 4, 2013, A. Schulman, a leading international supplier of high-performance plastic compounds and resins with product lines and business models similar to those of Ferro, announced that it made a proposal to acquire all the outstanding shares of the Company for $6.50 per share (to be paid half in cash and half in shares of A. Schulman stock).

While we do not believe the offer fully values Ferro, the manner in which the Ferro Board summarily rejected the offer without appearing to have engaged A. Schulman and attempting to negotiate a higher price speaks volumes.  According to A. Schulman, it expressed its "strong intent" in pursuing the combination in a letter to Ferro on February 13, 2013 and stated that, with greater visibility into Ferro's business, its offer could be adjusted subject to customary due diligence.  The Ferro Board subsequently rejected the offer and never publicly disclosed A. Schulman's overtures to the public, which appear to have commenced as early as November 2012.  Had the best interests of shareholders been a priority to the Ferro Board, we believe it would have at the very least attempted to engage in meaningful discussions with A. Schulman in order to negotiate a higher price that would maximize shareholder value.  After all, what would be the harm in entering into discussions with A. Schulman?  While we do not view A. Schulman's current offer as adequate, shutting the door on this offer within only two weeks after its submission without entering into a meaningful dialogue with A. Schulman suggests entrenchment which simply will not be tolerated by the shareholders.  The Committee supports the Company fully exploring the potential sale of Ferro at a price that fully and fairly values the Company, whether to A. Schulman or any other potential acquirer.

Ferro's financial results continue to disappoint shareholders

On March 5, 2013, Ferro issued a press release announcing its 2012 fourth quarter and full-year financial results and filed its Form 10-K for fiscal 2012.  Ferro's financial results were disappointing and should give shareholders little confidence that the Company's financial performance will improve any time soon.

Ferro continues to fall short of guidance for the ninth consecutive quarter

For a stunning ninth quarter in a row, Ferro fell short of guidance.  Ferro's 2012 guidance revisions represent the starkest illustration of this failure.  After starting the year at an Adjusted EPS for FY 2012 guidance of $0.40 – $0.65 (2/28/12), management revised guidance downwards to $0.15 – $0.20 (7/25/12) and again to $0.07 – $0.12 (10/09/12), before finally delivering a mere $0.09 Adjusted EPS for FY 2012, compared with $0.80 Adjusted EPS for FY 2011.

Management's perennial failure to meet its guidance has made it extremely difficult for shareholders to monitor their investments in the Company.  If management is incapable of achieving its own guidance, we are not confident in their ability to improve the Company's overall financial performance.

Management's inability to achieve guidance gives us even less confidence that the Company will be able to achieve its modest financial targets for 2015.  Management has indicated that if it implements its cost-cutting initiatives and achieves its 2015 plan, it will have EBITDA Margins of 11%.  This is simply not good enough.  At EBITDA Margins of 11%, the Company would still be significantly underperforming its self-defined peer group, whose current median EBITDA Margin is 14%.  Does this Board really believe it is acceptable to continue to underperform its peers and to do so through 2015 at the least?

Ferro has taken significant impairment charges over the last two years

Ferro's 2012 impairment charges of $215 million are up significantly from the 2011 impairment charges of $12 million.  The primary driver of the impairment charges taken against goodwill and property, plant and equipment in 2012 was the decline in profitability of the Electronic Materials segment.  Within that segment, the Company maintained Goodwill at $153 million in 2010 and 2011, until writing it off to Zero in 2012.

The implications of this significant impairment charge are in our view straightforward – the Board and management have neither been able to assess the carrying value of its assets nor able to estimate future cash flows its assets would generate.

Despite Ferro's purported focus on cutting costs, operating margins continue to deteriorate

Ferro's Operating Margin in 2012 was 3.7%, down from 7.5% in 2011.  Additionally, a material decline in Ferro's Gross Margins illustrates a similar concerning trend – in 2012, Gross Margin was 16.8%, down from 19.1%, and 21.8% in 2011 and 2010, respectively.  A segment analysis of 2011 vs. 2012 Operating Margins highlights a worrisome conclusion – operating performance is getting worse across each of Ferro's key business segments – Electronic Materials, Performance Coatings, Color & Glass Performance Materials and Polymer Additives – in a year in which Specialty Chemicals indexes have outperformed the market.  While the Company continues to advance its purported focus on cutting costs, the Operating Margin and Gross Margin results in our view refute any claims that those cost-cutting efforts are creating value for shareholders.

	2011	2012
Segment Net Sales- ($M)
Electronic Materials	623.0	293.8	down
Performance Coatings	602.6	587.7	down
Color and Glass	396.3	371.7	down
Polymer Additives	337.0	320.6	down
Specialty Plastics	172.0	170.7	down
Pharmaceuticals	24.9	24.0	down
Total Segment Net Sales	2155.8	1768.6	down

Segment Income (Loss) - ($M)
Electronic Materials	68.0	16.1	down
Performance Coatings	34.0	26.3	down
Color and Glass	29.7	26.1	down
Polymer Additives	15.8	12.7	down
Specialty Plastics	9.4	14.1	up
Pharmaceuticals	3.7	2.4	down
Total Segment Income	160.7	65.5	down

Ferro's realignment of its business segment reporting is confusing to shareholders and the Board's failure to allow shareholders and analysts to ask questions regarding the realignment during the March 5 earnings call was not well received by the investment community

The Committee is a strong advocate of simplifying Ferro's corporate structure to one that streamlines costs, reduces complexity and enables growth.  While management has started to take a step in that direction, it is unclear how the new structure delivers operational and financial performance.  During the March 5 earnings call, Ferro announced that it is reducing its structure from eight product groups to five under two organizations – performance materials and performance chemicals.   The realignment of the Company's business segment reporting continues to be confusing and prevents shareholders from comparing current financial results against those of prior reporting periods.

The manner in which Ferro conducted its earnings call had the effect of silencing shareholders

Representatives of the Committee and other shareholders and analysts of Ferro dialed into the March 5 earnings call with the expectation that management would address various questions we all had regarding the Company's financial results and A. Schulman's acquisition proposal.  We were shocked when management stated in the beginning of the call that it would forego a Q&A session and would instead contact investors and analysts after the call to discuss any questions they may have.  To add insult to injury, the only information management gave regarding the A. Schulman offer was confirmation that it had received it, that the Ferro Board unanimously determined that the offer is not in the best interest of shareholders and that continued execution of the Company's strategy outlined during the call will deliver greater value to shareholders.  There was no discussion regarding the specific reasons why management did not think the offer was adequate, why it did not seek to engage in negotiations with A. Schulman to increase its bid or why it never publicly disclosed the offer to shareholders.

Ferro's decision not to have a Q&A session is inexcusable.  Management clearly had an expectation that shareholders would have numerous questions regarding the financial results, the sale of the solar pastes assets and the A. Schulman proposal and brazenly bypassed their questions without any notice or explanation.  How can management be held accountable if it refuses to engage in discussions with shareholders?  What is Ferro trying to hide?  Stating that it will call shareholders "over the coming days and weeks" does little to engender a sense of trust that management is willing to seriously consider the concerns of shareholders or hold itself accountable for its actions.  For the record, we have not heard from Ferro and await their call.

*      *      *      *      *

Ferro's recently announced financial results, its failure to engage A. Schulman regarding its acquisition proposal and its conduct during the earnings call further highlight the need for immediate shareholder representation on the Board.  Do not be fooled by the Board's sudden attempts to convince shareholders that its so called "Value Creation Strategy" will significantly reduce costs and drive shareholder value.  The incumbent directors' track record of poor operational, financial and share price performance speaks for itself and, in our view, calls into question their ability to turn Ferro around and hold themselves accountable should they fail.  The Committee's nominees, on the other hand, have the experience and qualifications necessary to generate value for shareholders and are ready, willing and able to assist the Board with addressing the serious challenges facing the Company.

Sincerely,

/s/ David A. Lorber	/s/ Jeffry N. Quinn
Managing Member	Chairman and Chief Executive Officer
FrontFour Capital Group LLC	Quinpario Partners LLC

CERTAIN INFORMATION CONCERNING PARTICIPANTS

The Shareholder Committee for the Future of Ferro (the "Committee"), consisting of the Participants (as defined below), has made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2013 annual meeting of shareholders of Ferro Corporation, an Ohio corporation (the "Company").

THE COMMITTEE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT http://www.sec.gov/.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in the proxy solicitation are anticipated to be FrontFour Capital Group LLC ("FrontFour Capital"), FrontFour Master Fund, Ltd. (the "Master Fund"), Event Driven Portfolio, a series of Underlying Funds Trust (the "Event Driven Portfolio"), FrontFour Capital Corp., FrontFour Opportunity Fund Ltd. (the "Canadian Fund"), Stephen Loukas, David A. Lorber, Zachary George, Quinpario Partners LLC ("Quinpario"), Jeffry N. Quinn and Nadim Z. Qureshi (collectively, the "Participants").

As of the date hereof, the Participants collectively own an aggregate of 3,708,400 shares of Common Stock of the Company, consisting of 1,111,463 shares owned directly by the Master Fund, 780,845 shares owned directly by the Event Driven Portfolio, 198,999 shares owned directly by the Canadian Fund, 887,093 shares owned directly by accounts managed by FrontFour Capital, 700,000 shares owned directly by Quinpario and 30,000 shares owned directly by Nadim Z. Qureshi.

As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of Common Stock of the Company owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:
FrontFour Capital Group LLC
68 Southfield Avenue
Two Stamford Landing, Suite 290
Stamford, CT 06902
203-274-9050